SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934 (Amendment No.                 )

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OLD WESTBURY FUNDS, INC.
(Name of Registrant As Specified In Its Charter)
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OLD WESTBURY FUNDS, INC.

INFORMATION STATEMENT DATED OCTOBER 19, 2020

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY

This document is an Information Statement and is being furnished to shareholders of the Old Westbury Small & Mid Cap Strategies Fund (the “Fund”), in lieu of a proxy statement pursuant to the terms of an exemptive order (the “SEC Order”) issued by the Securities and Exchange Commission (the “SEC”). The Fund is a separate series of Old Westbury Funds, Inc. (the “Corporation”).

Bessemer Investment Management LLC (the “Adviser”) serves as investment manager of the Fund pursuant to an investment advisory agreement with the Corporation, on behalf of the Fund (the “Investment Advisory Agreement”), and may allocate certain assets of the Fund to sub-advisers. This Information Statement is being furnished to the shareholders of the Fund to provide shareholders with information about a new investment sub-advisory agreement with Artisan Partners Limited Partnership (“Artisan Partners” or “APLP”) (the “Sub-Advisory Agreement”), a new sub-adviser for the Fund.

Under the SEC Order, the Adviser may, subject to the approval of the Board of Directors (the “Board” or the “Directors”) of the Corporation, enter into or materially amend sub-advisory agreements without the approval of the Fund’s shareholders, provided that an Information Statement is sent to shareholders of the Fund. The SEC Order also permits the Fund to disclose, in lieu of the fees paid to each sub-adviser that is unaffiliated with the Adviser or the Corporation, the aggregate fees paid to the Adviser and each such sub-adviser. The Board reviews the sub-advisory agreements annually.

This Information Statement will be mailed on or about October 19, 2020, to shareholders of record of the Fund as of October 12, 2020 (the “Record Date”). The Fund will bear the expenses incurred in connection with preparing this Information Statement. One Information Statement will be delivered to shareholders sharing the same address unless the Fund has received contrary instructions from one or more such shareholders. If you wish to receive individual copies of this Information Statement (or you have received multiple copies and wish to receive only a single copy of any information statements and annual and semi-annual reports in the future), please call 1-800-607-2200; if your shares are held through a financial institution, please contact the financial institution directly. As of the Record Date, 434,893,792.667 shares of the Fund were issued and outstanding. Information on shareholders who owned beneficially 5% or more of the shares of the Fund as of the Record Date is set forth in Appendix A. To the knowledge of the Adviser, the executive officers and Directors of the Corporation as a group owned less than 1% of the outstanding shares of the Fund and of the Corporation as of the Record Date.

Board Evaluation and Approval of the Sub-Advisory Agreement

At a meeting of the Board held on July 21, 2020, the Board, including the Directors who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended) of any party to the Sub-Advisory Agreement (the “Independent Directors”), unanimously approved the Sub-Advisory Agreement. The following summary details the factors considered by the Board and the conclusions that formed the basis for the Board’s approval of the Sub-Advisory Agreement. The Board noted that the fees payable to Artisan Partners under the Sub-Advisory Agreement would be paid by the Adviser from the advisory fees that it receives from the Fund.

In approving the Sub-Advisory Agreement with Artisan Partners, the Board considered the overall fairness of the Sub-Advisory Agreement and whether the Sub-Advisory Agreement was in the best interests of the Fund. The Board noted that it had received and reviewed substantial information regarding Artisan Partners, and the services to be provided by Artisan Partners to the Fund under the Sub-Advisory Agreement. This information, which included a detailed due diligence questionnaire from Artisan Partners, as well as information concerning its organization, compliance program and financial condition, formed, in part, the primary (but not exclusive) basis for the Board’s determinations. The Board also noted that the Independent Directors had met in executive session with their counsel (“Independent Counsel”) and counsel to the Corporation (“Counsel”) and had met with the Adviser to discuss the Adviser’s recommendation regarding Artisan Partners’ appointment. During the executive session, the Independent Directors reviewed their legal responsibilities in approving the Sub-Advisory Agreement and discussed materials and other information provided to them. The Board concluded that they had received adequate information to make a reasonable determination with respect to the approval of the Sub-Advisory Agreement.

The Board’s conclusions are based on the comprehensive consideration of all information presented to it and are not the result of any single controlling factor.

The following summary details the factors considered by the Board and the conclusions that formed the basis for the Board’s approval of the Sub-Advisory Agreement.

(1) The nature, extent and quality of services to be provided by Artisan Partners.

The Board considered the scope and quality of services to be provided by Artisan Partners, including the fact that Artisan Partners pays the costs of all investment and management facilities necessary for the efficient conduct of its services. The Board also considered, among other things, the qualifications and experience of the individual portfolio manager responsible for managing Artisan Partners’ portion of the Fund, as well as the compliance, operational and trading capabilities of Artisan Partners.

Based on these considerations, as well as those discussed below, the Board concluded that the nature, extent and quality of services to be provided by Artisan Partners were satisfactory.

(2) The performance of Artisan Partners.

The Board considered the performance data provided by Artisan Partners with respect to other accounts and determined that Artisan Partners had demonstrated an ability to appropriately manage assets in the style expected to be used by Artisan Partners in connection with the Fund.

(3) The cost of the advisory services and comparative fee rates.

As previously discussed, the Board noted that Artisan Partners’ fee would be paid entirely by the Adviser. The Directors reviewed the level of the proposed fee against benchmarks and peer comparisons. Based on these considerations, as well as other factors described herein, the Board, including all of the Independent Directors, concluded that Artisan Partners’ sub-advisory fee was fair and reasonable in light of the quality of services to be provided by Artisan Partners.

(4) The extent to which economies of scale will be realized as the Fund grows and whether fee levels reflect those economies of scale.

The Board discussed whether any economies of scale would be realized with respect to the

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management of the Fund and whether the Fund would benefit from any such economies of scale. The Board noted in this regard that the Adviser would bear Artisan Partners’ sub-advisory fee and that the sub-advisory fee includes breakpoints under certain circumstances. The Directors undertook to continue to monitor the appropriateness of the sub-advisory fee, taking into account the potential impact of economies of scale, as the mandate grew.

(5) Ancillary benefits and other factors.

In addition to the above factors, the Board also discussed whether there were other benefits received by the Adviser, Artisan Partners, or their affiliates, from Artisan Partners’ relationship with the Fund. The Board concluded that any such fall-out benefits resulting from the proposed engagement of Artisan Partners were such that it did not affect the Board’s conclusion that the proposed sub-advisory fee was reasonable.

Conclusion

The Board, including all of the Independent Directors, concluded that the fee to be paid to Artisan Partners under the Sub-Advisory Agreement was fair and reasonable with respect to the services that Artisan Partners would provide, in light of the factors described above that the Board deemed relevant. The Board based its decision on an evaluation of all these factors as a whole and did not consider any one factor as all-important or controlling. The Independent Directors were also assisted by the advice of Independent Counsel, as well as Counsel, in making this determination.

None of the members of the Board have any material interest, direct or indirect, in any material transactions with Artisan Partners or any other person(s) controlling, controlled by or under common control with Artisan Partners.

Information Regarding the Sub-Advisory Agreement with Artisan Partners

Under the terms of the Sub-Advisory Agreement, Artisan Partners will, subject to the supervision of the Adviser and the Board and in accordance with the investment objective and policies of the Fund and applicable laws and regulations, make investment decisions with respect to the purchases and sales of portfolio securities and other assets for a designated portion of the Fund’s assets. The Sub-Advisory Agreement generally provides that Artisan Partners will not be liable for any losses suffered by the Fund resulting from any error of judgment or mistake of law made in connection with the performance of Artisan Partners’ duties under the Sub-Advisory Agreement, except for losses resulting from (i) a breach of fiduciary duty, willful misfeasance, bad faith, negligence or reckless disregard of obligations and duties under the Sub-Advisory Agreement of Artisan Partners or any of its officers, members, employees, agents or affiliates or (ii) any violations of securities or any other applicable laws, rules, regulations, statutes and codes, whether federal or state, by Artisan Partners or any of its officers, members, employees, agents, or affiliates.

The Sub-Advisory Agreement provides that it will remain in effect for an initial two-year term and thereafter so long as the Board or a majority of the outstanding voting securities of the Fund, and in either event by a vote of a majority of the Independent Directors, specifically approve its continuance at least annually. The Sub-Advisory Agreement can be terminated at any time, without the payment of any penalty, by the Board, the Adviser, Artisan Partners, or by a vote of a majority of the outstanding voting securities of the Fund, on 60 days’ written notice to the non-terminating party or parties. In addition, the Sub-Advisory Agreement terminates automatically in the event of its assignment.

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The fees for Artisan Partners are based on the assets that it is responsible for managing. As indicated above, under the Sub-Advisory Agreement, the sub-advisory fee is paid by the Adviser out of the advisory fee it receives from the Fund and is not an additional charge to the Fund. The fees Artisan Partners receives are included in the Adviser’s advisory fees set forth below.

Advisory Fees

The fees paid to Artisan Partners are paid by the Adviser from the advisory fees it receives from the Fund as set forth below. For its services under the Investment Advisory Agreement with the Corporation, the Adviser receives an advisory fee from the Fund, computed daily and payable monthly, in accordance with the following schedule:

Fund	Average Net Assets

Small & Mid Cap Strategies Fund	0.85%

The Adviser has contractually committed through October 31, 2021 to waive its advisory fees to the extent necessary to maintain the net operating expense ratio of the Fund, excluding Fund transaction costs, investment interest expense, dividend expenses associated with securities sold short and acquired fund fees and expenses (if any), at 1.11%. This commitment may not be changed or terminated at any time before October 31, 2021 without the approval of the Board.

For the fiscal year ended October 31, 2019, the Adviser received $47,742,974 in net advisory fees from the Fund representing 0.81% of the Fund’s average daily net assets. If Artisan Partners had served as a sub-adviser to the Fund for the fiscal year ended October 31, 2019, the aggregate sub-advisory fees paid by the Adviser to all of the Fund’s sub-advisers would have been $24,604,692 or 0.42% of the Fund’s average daily net assets. During the fiscal year ended October 31, 2019, the Fund had six other sub-advisers.

Information Regarding Artisan Partners

As one of the sub-advisers to the Fund, Artisan Partners will seek to achieve the Fund’s investment objective of long-term capital appreciation in its allocated portion of the Fund by investing in non-U.S. small and mid cap securities. Artisan Partners’ Non-U.S. Small-Mid Growth Strategy seeks long-term investments in high-quality businesses exposed to structural growth themes that can be acquired at sensible valuations in a contrarian fashion and are led by excellent management teams.

Artisan Partners’ headquarters are located at 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202. Artisan Partners was founded in 1994 and is a global investment management firm that provides discretionary investment management services to a wide range of clients, including but not limited to pension and profit sharing plans, corporations, trusts, endowments, foundations, governmental entities and investment companies and similar pooled investment vehicles. APLP and Artisan Partners UK LLP are wholly owned operating subsidiaries of Artisan Partners Holdings LP, an investment management firm controlled by its general partner Artisan Partners Asset Management Inc. [NYSE: APAM], a publicly traded company. APLP is a limited partnership organized under the laws of the State of Delaware. APLP is a United States-based investment manager that is registered with and regulated by the SEC. APLP, together with its parent entity Artisan Partners Holdings LP, has been registered with the SEC since February 7, 1995. APLP has been authorized by the Central Bank of Ireland to act as investment manager to Irish authorized collective investment schemes. Artisan Partners UK LLP is a limited liability partnership organized under the laws of England and Wales. Artisan Partners UK is authorised and regulated by the United Kingdom’s Financial Conduct Authority and is registered with the

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SEC. As of September 30, 2020, Artisan Partners had approximately $134.3 billion total assets under management.

Artisan Partners’ portion of the Fund is managed by Rezo Kanovich. Mr. Kanovich is a managing director of Artisan Partners. He joined Artisan Partners in October 2018 and has managed the Artisan Non-U.S. Small Mid Growth Strategy since that time. Prior to joining Artisan Partners in October 2018, Mr. Kanovich was a portfolio manager for Oppenheimer Funds, where he managed the International Small-Mid Cap strategy from January 2012 through September 2018. Before that, Mr. Kanovich worked as an analyst with Boston Biomedical Consultants, an investment banker with the Lehman Brothers mergers and acquisitions team and as a consultant at PricewaterhouseCoopers. Mr. Kanovich holds a bachelor’s degree and master’s degree in international economics and finance from Brandeis University and a master’s degree in business administration, dual concentration in finance and health care systems, from the Wharton School, University of Pennsylvania.

Other Investment Companies Advised or Sub-Advised by Artisan Partners. Artisan Partners currently acts as the adviser to the below registered investment company or series thereof, which has investment objectives, strategies and policies generally consistent with Artisan Partners’ primary focus in managing the portion of the Fund for which it is responsible. The table below shows the approximate size of such fund as of September 30, 2020, the current advisory fee rate for such fund as a percentage of average daily net assets and any applicable fee waivers or expense reimbursements.

Fund	Net Assets as of 9/30/2020	Advisory Fee Rate	Applicable Fee Waiver or Expense Reimbursement

Artisan International Small-Mid Fund	$3,459 Million	1.05%	None

Brokerage Commissions

For the fiscal year ended October 31, 2019, the Fund did not pay brokerage commissions to any affiliated broker.

General Information

The Adviser is located at 630 Fifth Avenue, New York, New York 10111. The Bank of New York Mellon, the Corporation’s administrator, is located at 760 Moore Road, King of Prussia, PA 19406 and Foreside Funds Distributors LLC, the Fund’s distributor, is located at 400 Berwyn Park, 899 Cassatt Road, Berwyn, PA 19312.

YOU MAY OBTAIN A COPY OF THE CORPORATION’S MOST RECENT ANNUAL AND SEMI-ANNUAL REPORTS FREE OF CHARGE BY CALLING 1-800-607-2200.

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APPENDIX A

As of the Record Date, NAIDOT & Co., acting in various capacities for numerous accounts, was the owner of record of 5% or more of the Fund’s outstanding shares:

NAIDOT & Co. c/o Bessemer Trust Company 100 Woodbridge Center Drive Woodbridge, NJ 07095-1162	98.20%
A-1

OWF_A21-IS1020	Old Westbury Funds, Inc.